Exhibit (a)(13)
Stanley Employee Questions & Answers
For posting July 9, 2010
We understand you have many questions about the acquisition and benefits. Our philosophy is to be as transparent as possible while keeping within our obligation as a public company to operate as a separate, independent entity during the closing process. Our communications and HR teams are working to provide additional FAQs as well as information regarding CGI’s policies. Also, as noted in the previous FAQ regarding benefits, CGI will be reviewing our benefit programs across the US as we do as part of the normal course of each acquisition. Please stay tuned and we will address your questions and keep you updated on details via the microsite.
The previous FAQ on benefits stated that CGI offers medical and dental insurance but didn’t list vision. Is vision also offered?
Yes, CGI currently offers vision coverage as part of its medical coverage. In light of recent healthcare reform, CGI is currently assessing a stand-alone vision plan.
Does CGI have an ESOP or ESPP?
Employee ownership has been part of CGI’s culture since its founding in 1976 and is part of the company’s dream: “To create an environment in which we enjoy working together and, as owners, contribute to building a company we can be proud of.” So, for qualified employees, CGI offers a Share Purchase Plan (SPP) as part of its total, individual compensation package. CGI’s SPP program is voluntary and provides qualified members with the opportunity to buy CGI shares under very advantageous conditions and with a contribution made by CGI. Currently, 87% of CGI’s members participate in SPP.
Does CGI have a bonus/award system?
CGI is committed to having its members share in the success of the company. For eligible members, CGI has a profit participation program (PPP). Under CGI’s PPP, profit participation is based on the performance of the company, the business unit, and the individual. Within those elements, key drivers include revenue and profitability targets, as well as member and customer satisfaction.
Is there an employee survey at CGI?
The Member Satisfaction Assessment Program (MSAP) measures the satisfaction of CGI members through an annual survey and offers a valuable opportunity for members to confidentially identify areas of potential improvement, contribute ideas, and discuss potential solutions.

Will Stanley employees have to fill out CGI employment applications? Does CGI require employees to have background and credit checks completed?
Stanley employees transferring into CGI will not have to complete a CGI employment application. However, all Stanley employees who currently do not hold US Government-granted security clearances will need to complete the Federal Government-mandated process called E-Verify, which verifies employment eligibility to work in the US and is run by US Citizen and Immigration Services within the Department of Homeland Security. Currently, 100% of eligible CGI Federal members have completed the E-Verify process.
Will a CGI representative come to Stanley’s site to meet with Stanley employees?
CGI leaders already have joined Stanley leaders for some introductory employee meetings at various locations. In addition, post-closing, there will be outreach to talk with Stanley employees about CGI, CGI’s benefits, the CGI organization, and more.
Important Additional Information
This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Stanley. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and related tender offer documents, filed by CGI with the Securities and Exchange Commission (the “SEC”) on May 20, 2010. Stanley filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on May 20, 2010. These documents, as amended from time to time, contain important information about the tender offer and Stanley stockholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials may be obtained at no charge by directing a request by mail to Laurel Hill Advisory Group, 100 Wall Street, 22nd floor, New York, New York 10005 or by calling toll-free at (888) 742-1305, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.